UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  September 30, 2011

(Date of earliest event reported: August 17, 2011)

SURGE GLOBAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75-153 Merle Drive Suite B

Palm Desert, CA 92211

(Address of principal executive offices, zip code)

(760) 610-6758

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On August 17, 2011, Surge Global Energy, Inc.. (the “Company”) entered into a Securities Purchase Agreement with Asher Enterprises, Inc. ("Asher"), for the sale of an 8% convertible note in the principal amount of $45,000 (the "Note") which agreement was effective upon funding. The financing closed on September 23, 2011.

The Note bears interest at the rate of 8% per annum. All interest and principal must be repaid on or before June 21, 2012. Any unpaid portions of the Note are convertible into common stock, at Asher’s option, at a 40% discount to the average of the three lowest closing bid prices of the common stock during the 10 trading day period prior to conversion. In the event the Company prepays the Note in full, the Company is required to pay off all principal, interest and any other amounts owing multiplied by (i) 130% if prepaid during the period commencing on the closing date through 90 days thereafter, (ii) 135% if prepaid 91 days following the closing through 120 days following the closing, (iii) 140% if prepaid 121 days following the closing through 150 days following the closing and (iv) 150% if prepaid 151 days following the closing through 180 days following the closing. At any time after the expiration of 181 days following the date of the Note and 270 days, the Company has the right of prepayment in an amount equal to 200% of any principal or interest outstanding.

Asher has agreed to restrict its ability to convert the Note and receive shares of common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. The total net proceeds the Company received from this Offering were $42,500.

The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act") for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated there under since, among other things, the transaction did not involve a public offering, Asher is an accredited investor, Asher had access to information about the Company and their investment, Asher took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

Item 2.03 Creation of a Direct Financial Obligation

See Item 1.01 above.

Item 3.02 Unregistered Sales of Equity Securities

See Item 1.01 above.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

I.        On September 27, 2011, the Company extended the amended employment agreement of its Chief Executive Officer and Chief Financial Officer, E. Jamie Schloss, for six months from October, 1 2011 to March 31, 2012 at a salary of $9,000 per month. The complete terms of this extension are attached hereto.

II.      On September 27, 2011, the Company agreed to amend the consulting agreement with Steve Vanechanos, a Director. The agreement will now expire on September 30, 2011 instead of December 31, 2011. The Company will accrue $5,000.00 per month in consulting fees from May 1, 2011 through September 30, 2011, totaling $25,000.00, which amounts are payable only upon a liquidity event. In consideration thereof, the Company agreed to reduce the exercise price of Mr. Vanechanos’ 500,000 stock options from $.064 per share to $.039 per share. The Asher Enterprises financing is not a “liquidity event” as contemplated by this agreement.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
10.97	September 27, 2011 Amendment to E. Jamie Schloss Employment Agreement (filed herewith)
10.98	Securities Purchase Agreement between Company and the Asher Enterprises, Inc., dated August 17, 2011
10.99	Convertible Promissory Note issued to Asher Enterprises, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE GLOBAL ENERGY, INC.,
a Delaware corporation

Date: September 30, 2011	By:	/s/ E. Jamie Schloss
E. Jamie Schloss
Chief Executive Officer

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